Exhibit 10.1

May 20, 2009

Mr. Matthew Appel
5055 Shoreline Drive
Frisco, Texas  75034

Dear Matt:

On behalf of Zale Corporation, I am pleased to make you the following offer, effective May 27, 2009, as Executive Vice President, Finance.  Effective June 15, 2009, you will become Executive Vice President, Chief Financial Officer.  This letter outlines the terms of your offer:

Reporting to:	Chief Executive Officer

Base Compensation:	Fifteen thousand three hundred eighty-four dollars and sixty-two cents ($15,384.62) per bi-weekly pay period which, if annualized, is equal to Four hundred thousand dollars ($400,000).

Stock Grant:

100,000 options for shares of Zale stock with an exercise price equal to the price at the close of market on the day you join the Company. Shares will vest over four years at 25% on each anniversary of your award.

20,000 restricted stock units, with vesting contingent upon continued employment (25% on 2nd anniversary of issue date, 25% on 3rd anniversary, 50% on 4th anniversary).

Incentive Compensation:

Beginning with FY’10 (August 1, 2009 – July 31, 2010) you will be eligible for participation in the Company’s Annual Bonus Program (as may be amended from time to time) at a target level of 75% and a maximum level of 150% of base salary, based on achievement of our financial plan.

Benefits:	Participation in all benefits generally available to the Company’s Executives:
• Company’s medical/dental plans
• Group life insurance (2x base salary)
• 401(k) Savings and Investment Plan (after one year of service)
• Executive LTD

Zale will pay the employer portion of the medical benefits under COBRA until you are eligible for coverage of medical benefits under the Zale Plan.

Vacation:	You will receive 4 weeks (160 hours) of vacation per fiscal year.

Employment at Zale is subject to the terms and conditions contained in Zale’s Management Policies and Guidelines, and is not for a specific time and can be terminated by you or by Zale at any time for any reason, with or without cause.  This offer of employment is contingent upon the completion of a background check satisfactory to Zale.  This letter is a summary of the terms of your employment by Zale.  We agree to provide you with an Employment Security Agreement (“ESA”), effective as of May 27, 2009, which will provide for:  (a) severance in the event of a Qualifying Termination as defined in the ESA that is other than for cause in a non-change of control context in the amount of six (6) months salary and average earned bonus; and (b) severance in the event of a Qualifying Termination as defined in the ESA that is other than for cause in a Change of Control context as defined in the ESA to include, among other triggers, a 50% threshold for purposes of Section 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, in the amount of thirty six (36) months salary and average earned bonus, subject to a 280G Conditional Cap.

Matt, I am delighted to extend this offer and I look forward to you joining us.

Sincerely,

/s/ Neal Goldberg
Neal Goldberg
Chief Executive Officer

Accepted:

/s/ Matthew Appel
Matthew Appel

Dated:	May 25, 2009